Exhibit 99.1

NEWS RELEASE Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2012 SECOND QUARTER RESULTS

DeRidder, LA – July 30, 2012—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the second quarter ended June 30, 2012.

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(in thousands, except per share data)
Net premiums earned	$69,733	$60,261	15.7%	$139,523	$120,350	15.9%
Net investment income	6,605	6,597	0.1%	13,519	13,143	2.9%
Net realized gains on investments (pre-tax)	137	145	(5.5)%	1,928	248	NM
Net income	3,445	4,594	(25.0)%	13,006	11,224	15.9%
Diluted earnings per share	$0.19	$0.24	(20.8)%	$0.70	$0.60	16.7%
Operating net income	3,356	4,448	(24.6)%	11,753	10,976	7.1%
Operating earnings per share	$0.18	$0.24	(25.0)%	$0.63	$0.58	8.6%
Book value per share	$19.98	$18.50	8.0%	$19.98	$18.50	8.0%
Net combined ratio	103.8%	102.6%		99.8%	100.5%
Return on average equity	3.8%	5.5%		7.3%	6.7%

Financial data for 2011 was revised to reflect the retrospective adoption of a new accounting standard for policy acquisition costs. Financial data included in this report for the three and six months ended June 30, 2011 has been adjusted to reflect a change for the estimate of liability for state guaranty fund assessments.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “The workers’ compensation market continues to harden. Pricing is rising. As investment yields fall, many carriers are reassessing their underwriting approach to the business and the residual markets are expanding rapidly. This changing environment presents opportunities and challenges to carriers. We believe that our focus on risk selection and pricing positions AMERISAFE for profitable growth and expansion. However in the current quarter, favorable operating results were effected by adverse prior accident year development recorded in the period.”

Insurance Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(in thousands)
Gross premiums written	$85,476	$72,916	17.2%	$170,400	$144,275	18.1%
Net premiums earned	69,733	60,261	15.7%	139,523	120,350	15.9%
Loss and loss adjustment expenses incurred	56,720	46,576	21.8%	108,563	90,752	19.6%
Underwriting and certain other operating costs, commissions and salaries and benefits	15,347	14,899	3.0%	30,062	29,458	2.1%
Policyholder dividends	330	364	(9.3)%	714	719	(0.7)%
Underwriting profit (loss) (pre-tax)	(2,664)	(1,578)	(68.8)%	184	(579)	131.8%

Insurance Ratios:
Current accident year loss ratio	76.5%	79.3%		76.5%	78.2%
Prior accident year loss ratio	4.8%	(2.0)%		1.3%	(2.8)%

Net loss ratio	81.3%	77.3%		77.8%	75.4%
Net underwriting expense ratio	22.0%	24.7%		21.5%	24.5%
Net dividend ratio	0.5%	0.6%		0.5%	0.6%

Net combined ratio	103.8%	102.6%		99.8%	100.5%

•

Gross premiums written continued to grow in the second quarter. Voluntary premiums written increased 8.9% in the quarter and 10.1% for the six months ended June 30, 2012 compared to the same periods in 2011. Additionally, payroll audits and related premium adjustments for policies written in previous periods increased premiums $4.5 million in the second quarter and $9.9 million in the six months ended June 30, 2012. In 2011, these premium adjustments reduced premium $0.3 million in the second quarter and $0.4 million for the six months ended June 30.

•

The current accident year loss ratio for the second quarter remained at 76.5% in the second quarter, same as the first quarter of 2012. During the quarter the Company experienced unfavorable case development for prior accident years which increased loss and loss adjustment expenses by $3.4 million. Accident years 2009 and prior produced $1.9 million of favorable development, while accident years 2010 and 2011 experienced $5.3 million of unfavorable development. In total, prior accident year development for the six months ended June 30, 2012 was an unfavorable $1.8 million, compared to a favorable $3.3 million for the same period in 2011.

•

For the second quarter, the decline in the underwriting expense ratio was primarily driven by lower estimates for premium taxes based on prior year retaliatory taxes of $1.2 million. For the first six months, the decline in the underwriting expense ratio mainly resulted from maintaining low operating costs as premium grew and from a higher benefit from experienced rated commission.

•

The effective tax rate for the six months ended June 30, 2012 was 15.9% compared to 8.9% in the first half of 2011. The increase was driven by the lower ratio of tax-free investment income to pre-tax income in the first half of 2012 compared to the first half of 2011.

Geoff Banta, President and Chief Operating Officer, noted, “We are pleased that our top line continued to grow in the second quarter. Even with strong pricing, our policy retention remained high. We were disappointed with the unfavorable loss development for accident years 2010 and 2011. These accident years have been problematic for the workers’ compensation industry as a whole.”

Investment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(in thousands)
Net investment income	$6,605	$6,597	0.1%	$13,519	$13,143	2.9%
Net realized gains on investments (pre-tax)	137	145		1,928	248
Pre-tax investment yield	3.0%	3.2%		3.1%	3.2%
Tax equivalent yield (1)	4.5%	4.5%		4.5%	4.5%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of June 30, 2012, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $878.1 million and the fair value of the portfolio was $920.4 million.

Supplemental Information

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning of this plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million, or an average per share price of $17.78, including commissions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
Net income	$3,445	$4,594	$13,006	$11,224
Less: Net realized capital gains	137	145	1,928	248
Tax effect (1)	(48)	1	(675)	—

Operating net income (2)	3,356	4,448	11,753	10,976

Average shareholders’ equity (3)	$361,251	$337,403	$356,443	$334,730
Less: Average other comprehensive income (loss)	2,414	569	2,440	615

Adjusted average shareholders’ equity	358,837	336,834	354,003	334,115

Diluted weighted average common shares	18,572,058	18,846,466	18,554,921	18,774,376

Return on average equity (4)	3.8%	5.5%	7.3%	6.7%
Operating return on average equity (2)	3.7%	5.3%	6.6%	6.6%
Diluted earnings per common share	$0.19	$0.24	$0.70	$0.60
Operating earnings per common share (2)	$0.18	$0.24	$0.63	$0.58

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending adjusted shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for July 31, 2012, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 7, 2012. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 98691767#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 35 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2011. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Gross premiums written	$85,476	$72,916	$170,400	$144,275
Ceded premiums written	(3,971)	(3,388)	(7,875)	(6,970)

Net premiums written	$81,505	$69,528	$162,525	$137,305

Net premiums earned	$69,733	$60,261	$139,523	$120,350
Net investment income	6,605	6,597	13,519	13,143
Net realized gains on investments	137	145	1,928	248
Fee and other income	162	48	321	269

Total revenues	76,637	67,051	155,291	134,010

Expenses:
Loss and loss adjustment expenses incurred	56,720	46,576	108,563	90,752
Underwriting and other operating costs	15,347	14,899	30,062	29,458
Interest expense	207	380	486	759
Policyholder dividends	330	364	714	719

Total expenses	72,604	62,219	139,825	121,688

Income before taxes	4,033	4,832	15,466	12,322
Income tax expense	588	238	2,460	1,098

Net income	$3,445	$4,594	$13,006	$11,224

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)
Basic EPS:
Net income	$3,445	$4,594	$13,006	$11,224

Basic weighted average common shares	18,150,062	18,392,207	18,145,404	18,312,843
Basic earnings per share	$0.19	$0.25	$0.72	$0.61

Diluted EPS:
Net income	$3,445	$4,594	$13,006	$11,224

Diluted weighted average common shares:
Weighted average common shares	18,150,062	18,392,207	18,145,404	18,312,843
Stock options	413,958	446,975	403,363	455,461
Restricted stock	8,038	7,284	6,154	6,072

Diluted weighted average common shares	18,572,058	18,846,466	18,554,921	18,774,376

Diluted earnings per common share	$0.19	$0.24	$0.70	$0.60

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Investments	$801,291	$805,974
Cash and cash equivalents	76,848	45,536
Amounts recoverable from reinsurers	98,795	96,212
Premiums receivable, net	147,407	121,223
Deferred income taxes	30,493	30,048
Deferred policy acquisition costs	18,533	16,578
Deferred charges	4,040	3,120
Other assets	32,901	28,402

	$1,210,308	$1,147,093

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$558,515	$538,214
Unearned premiums	141,701	118,699
Insurance-related assessments	25,438	21,506
Subordinated debt securities	12,890	25,780
Other liabilities	108,315	93,457

Total shareholders’ equity	363,449	349,437

Total liabilities and shareholders’ equity	$1,210,308	$1,147,093

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